Kay Jackson
972-281-1486
kay.jackson@kcc.com

KIMBERLY-CLARK ANNOUNCES RECORD EPS FOR THIRD QUARTER 2009 AND SIGNIFICANTLY IMPROVED OUTLOOK FOR FULL YEAR

All-time Record EPS $1.40 Compared With GAAP-basis EPS of $0.99 and Adjusted EPS of $1.02 in 3Q ’08

3Q Net Sales Decreased 2 Percent to $4.9 Billion, Including Currency Drag of 5 Percent

Cash Provided By Operations Increased 23 Percent

 Company Raises Earnings Guidance for 2009; EPS Outlook Increased to $4.50 to $4.60 Due to Additional Cost Savings, Improved Organic Sales and Further Recovery in Currency Rates

DALLAS, October 22, 2009—Kimberly-Clark Corporation (NYSE: KMB) today reported that net sales in the third quarter of 2009 decreased 1.7 percent to $4.9 billion, as the effect of weaker foreign currency exchange rates more than offset organic sales growth of about 3 percent.  The growth in organic sales was driven by higher net selling prices, which increased approximately 3 percent, while overall sales volumes were essentially even with year-ago levels.  Sales volumes continue to reflect challenging economic conditions, particularly affecting the company’s K-C Professional and Consumer Tissue businesses in North America and Europe, along with the company’s focus on improving net realized revenue.  Meanwhile, sales volumes rose approximately 18 percent for K-C’s global Health Care business and about 3 percent for the company’s operations in developing and emerging markets.
     Diluted net income per share for the quarter was an all-time record $1.40 compared with $0.99 in 2008 and prior-year adjusted earnings of $1.02.  During the quarter, the company delivered continued double-digit organic sales growth in developing and emerging markets, realized improved net selling prices in North America, generated strong sales and operating profit growth in Health Care, achieved significant cost savings and benefited from lower costs stemming from commodity cost deflation. These factors led to an increase in gross profit margin of nearly 600 basis points and growth in both operating profit and diluted net income per share in excess of 40 percent.  The growth in earnings per share was achieved despite unfavorable currency effects of approximately 15 cents per share.
     Adjusted earnings per share in the third quarter of 2008 exclude charges for strategic cost reductions.  Additional detail on these items and further information about adjusted earnings per share and why the company uses this non-GAAP financial measure are provided later in this news release.
     Chairman and Chief Executive Officer Thomas J. Falk said, “We delivered outstanding third quarter results in a challenging environment, while maintaining a strong focus on doing what’s right to sustain our long-term growth.  Third quarter performance was highlighted by strong margin expansion in each of our four business segments, record earnings per share and excellent cash flow.  We realized sizable

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benefits from improved net realized revenue, and our strategy of driving efficiency in every aspect of our operations led to another quarter of significant cost reductions as well as overhead efficiencies.  At the same time, we continued to deliver on our targeted growth initiatives, with double-digit organic top-line growth in developing and emerging markets and excellent results in Health Care.  In addition, we continued to support our brands with an increase in strategic marketing spending of about $50 million in local currency terms.  We also improved our working capital position in the quarter, building further on the progress we made in the first half of the year.  All-in-all, we continue to execute our business plans well and I’m really pleased that bottom-line results in the third quarter are spurring a significant increase in our outlook for the year.”
Review of third quarter sales by business segment
     Sales of personal care products declined 0.7 percent compared with the third quarter of 2008.  Although net selling prices increased 5 percent and sales volumes advanced about 1 percent, weaker currencies reduced sales by 6 percent and changes in product mix reduced sales by about 1 percent.
     Personal care sales in North America decreased nearly 1 percent versus the third quarter of 2008.  Although net selling prices advanced approximately 2 percent, sales volumes fell 2 percent and currency effects reduced sales by 1 percent.  The higher selling prices resulted from increases implemented during 2008 in most product categories.  Sales volumes for Huggies diapers fell about 3 percent, and volumes for the company’s child care brands were down about 7 percent, reflecting continued category softness.  Nonetheless, the company’s third quarter market shares in both categories were even with year-ago levels. In other areas of the business, sales volumes for Huggies baby wipes decreased about 5 percent compared to double-digit growth in the year-ago period, and volumes for Kotex feminine care products were also down about 5 percent.  Lastly, volumes for K-C’s adult incontinence brands rose 10 percent, including benefits from product innovation on the Depend brand launched earlier in the year.
     In Europe, personal care sales declined approximately 9 percent in the quarter, as unfavorable currency exchange rates reduced sales by more than 12 percent.  Sales volumes rose nearly 7 percent, while net selling prices were down about 2 percent and changes in product mix reduced sales by more than 1 percent.  The volume gains reflect continued strong performance for Huggies diapers in Central Europe, along with solid improvement in the company’s four core markets of the U.K., France, Italy and Spain.  In addition, sales volumes for Huggies baby wipes increased at a double-digit rate in the third quarter.
     In developing and emerging markets, personal care sales increased 2 percent, as continued double-digit growth in organic sales was mostly offset by negative currency effects of 11 percent.  Net selling prices improved about 10 percent and sales volumes rose 4 percent, while changes in product mix reduced sales by about 1 percent in the third quarter.  The growth in organic sales was broad-based, with particular strength in Argentina, Brazil, China, Russia, South Africa, South Korea, Turkey and the Andean region in Latin America.
     Sales of consumer tissue products declined 5.0 percent in the third quarter.  Although net selling

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prices and product mix each improved about 1 percent, overall sales volumes were down 2 percent compared with the prior year and unfavorable currency exchange rates reduced sales by approximately 5 percent.
     In North America, sales of consumer tissue products fell 2 percent compared to the year-ago period, as an increase in net selling prices of 2 percent was more than offset by a decline in sales volumes of 4 percent.  The improvement in net selling prices reflects list price increases implemented during 2008, partially offset by an increase in competitive promotional activity.  The lower sales volumes reflect the company’s focus on improving revenue realization, as well as slower category growth and consumer trade-down.  For the quarter, volumes were down at a double-digit rate for paper towels and mid-single digits for Kleenex facial tissue, while volumes for bathroom tissue fell slightly.
     In Europe, consumer tissue sales dropped approximately 14 percent compared with the third quarter of 2008, including negative currency effects of more than 10 percent.  Net selling prices decreased more than 2 percent and sales volumes declined more than 1 percent in a continued competitive environment.
     Consumer tissue sales in developing and emerging markets fell about 3 percent, driven by unfavorable currency effects of more than 7 percent and slightly lower sales volumes.  These factors were partially offset by higher net selling prices of approximately 3 percent and improved product mix of more than 1 percent, reflecting the company’s actions over the past year to recover inflationary cost increases and improve profitability.
     Sales of K-C Professional (KCP) & other products decreased 4.5 percent compared with the third quarter of 2008.  Overall sales volumes fell 4 percent, net of an approximate 3 percent benefit from the acquisition of Jackson Safety that occurred in April 2009.  Changes in foreign currency rates reduced sales by 4 percent, and product mix was unfavorable by 1 percent, while higher net selling prices increased sales by nearly 4 percent.  Economic weakness and rising unemployment levels in North America and Europe continued to have a significant effect on KCP’s categories in the third quarter.  In North America, sales declined about 1 percent.  Overall sales volumes declined 4 percent, net of an approximate 6 percent benefit from the Jackson Safety acquisition.  In addition, changes in product mix and negative currency effects each reduced sales by about 1 percent, while net selling prices rose approximately 5 percent in the quarter.  In Europe, KCP’s sales declined 20 percent in the third quarter, including negative currency effects of 9 percent.  In addition, sales volumes were 12 percent lower and product mix was off 1 percent, while net selling prices increased 2 percent.  Across developing and emerging markets, sales rose approximately 7 percent despite an adverse currency effect of nearly 7 percent.  Higher sales volumes and improved product mix each benefited sales by about 5 percent, and increased net selling prices contributed 4 points of growth.
     Sales of health care products increased 15.8 percent in the third quarter.  Sales volumes climbed about 18 percent and product mix was higher by 1 percent, while unfavorable currency exchange rates reduced sales by approximately 2 percent and net selling prices fell nearly 1 percent.  Volume growth was broad-

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based across several product categories, including continued double-digit growth in exam gloves.  The business continues to benefit from strong results in nitrile gloves, including the new Lavender offering introduced late last year.  In addition, approximately 40 percent of the total gain in health care volumes in the quarter was attributable to increased global demand for face masks as a result of the H1N1 flu virus.
Other third quarter operating results
     Operating profit was $871 million in the third quarter of 2009, up about 43 percent from $610 million in 2008, and up approximately 39 percent compared with prior year adjusted operating profit of $625 million.  The latter amount excludes net charges incurred in 2008 for the company’s strategic cost reduction plan.
     In addition to the effect of higher net selling prices, there were a number of other significant factors affecting year-over-year operating profit comparisons.  Deflation in key cost inputs amounted to more than $270 million overall versus 2008, including about $130 million in lower fiber costs, approximately $100 million for raw materials other than fiber, primarily polymer resins and other oil-based materials, about $25 million of lower energy costs, and more than $15 million in distribution costs.  Cost savings in the quarter from the company’s FORCE (Focused On Reducing Costs Everywhere) program and strategic cost reduction plan totaled $47 million and $14 million, respectively.  Third quarter results also included approximately $12 million in severance and related costs to streamline the organization, more than offset by related savings of approximately $24 million.  A breakdown of the costs by income statement line and business segment is included later in this news release.  Pension expense rose by about $25 million in the third quarter, as expected, with a majority of the increase reflected in cost of sales.
     Meanwhile, currency effects reduced third quarter operating profit by approximately $75 million in 2009 versus 2008.  Translation losses arising from changes in currency exchange rates totaled about $30 million.  In addition, cost of sales in the third quarter of 2009 included about $35 million of expense to recognize the U.S. dollar cost of importing finished product into Venezuela at the currency rate in place in the parallel market rather than the official rate.  The company has successfully implemented other actions in that country to improve business results in order to mitigate the effects of the ongoing currency restrictions.  Lastly, currency transaction losses included in other (income) and expense, net in the third quarter amounted to $13 million in 2009 and $4 million in 2008.
     The company’s effective tax rate for the third quarter of 2009 was 29.6 percent, consistent with the anticipated full year range of 28 to 30 percent.  In the year-ago quarter, the effective tax rate was 28.1 percent.
     Kimberly-Clark’s share of net income of equity companies in the third quarter decreased to $40 million from $53 million in 2008, mainly as a result of lower net income at Kimberly-Clark de Mexico, S.A.B. de C.V. (KCM).  Although KCM delivered solid organic sales growth and improved its gross profit margin, net income comparisons were adversely affected by a favorable income tax settlement in the year-ago period and currency translation losses in 2009.  Compared with the third

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quarter of 2008, the Mexican peso depreciated on average by more than 20 percent versus the U.S. dollar.
     Net income attributable to noncontrolling interests was $29 million in the third quarter of 2009 compared with $35 million in the prior year.  The decrease was primarily due to the acquisition of the remaining interest in the company’s Andean affiliate in January 2009.
Organization optimization initiative – update
      As announced in June of 2009, the company plans to reduce its worldwide salaried workforce by approximately 1,600 positions by the end of the year.  This action is intended to further improve Kimberly-Clark’s underlying profitability and cash flow and put the company in a better position to take advantage of future growth and innovation opportunities.  As mentioned earlier in this release, third quarter results included $12 million in pre-tax severance and related costs for this initiative, bringing year-to-date costs to $122 million.  The company now expects that full-year severance and related costs will total $130 to $140 million pre-tax in 2009, down slightly from the previous estimate of $140 to $150 million.  Related savings from this initiative in the third quarter of 2009 were approximately $24 million, with full-year savings anticipated to be about $55 million.  Expected annualized pre-tax savings are approximately $135 million compared to the previous estimate of about $150 million.
Cash flow and balance sheet
     Cash provided by operations in the third quarter totaled $791 million, an increase of 23 percent from $641 million in the prior year.  The improvement was driven by higher cash earnings and reduced working capital, partially offset by increased pension plan contributions.  Third quarter contributions to the company’s defined benefit pension plans totaled $223 million in 2009 versus $14 million in 2008, bringing year-to-date contributions to $718 million compared to $67 million last year.  The company contributed $200 million to its U.S. defined benefit pension plan in the third quarter, which was incremental to the company’s previous plan for the year.  As a result, the company now anticipates contributions for the year to total approximately $730 million compared to its previous plan of $530 million.  Capital spending for the quarter was $167 million compared with $219 million in the prior year.  The company continues to target total spending of $800 to $850 million for the year.  Consistent with its previously announced plans for 2009, the company did not repurchase any shares of its common stock during the third quarter.
     Total debt and redeemable securities was $6.7 billion at September 30, 2009 compared with $7.0 billion at the end of 2008.
Year-to-date results
     For the first nine months of 2009, sales of $14.1 billion fell 4.6 percent from $14.8 billion in the prior year.  Unfavorable currency effects reduced sales by nearly 8 percent, more than offsetting organic sales growth of approximately 3 percent.  Net selling prices increased about 4 percent and product mix added approximately 1 point of sales growth, while sales volumes declined about 2 percent.  Year-to-date operating profit of $2,108 million was up 10 percent compared to $1,924 million in 2008 and up 7 percent

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compared to prior-year adjusted operating profit of $1,978 million.  The benefits of organic sales growth, FORCE and strategic cost reduction plan savings of about $190 million and deflation in key cost components totaling approximately $525 million, were partially offset by negative currency effects of about $350 million, severance and related costs of $122 million, increased pension expense of more than $120 million, higher operating costs and increased strategic marketing spending.  Through nine months, diluted net income per share in 2009 was $3.35 compared with $3.02 in 2008 and prior-year adjusted earnings of $3.13.  Adjusted results in 2008 exclude strategic cost reduction charges and an extraordinary loss related to the restructuring of certain contractual arrangements.
Outlook
     The company updated several key planning and guidance assumptions for 2009, as follows:
•
Net sales decline of about 2 percent versus previous guidance for a decline of 4 to 6 percent.  Currency rates are now expected to reduce sales for the full year by approximately 5 percent, compared to the company’s previous assumption for a negative impact of 6 to 7 percent.  Meanwhile, organic sales are expected to grow about 3 percent, up from previous expectations of 1 to 2 percent.  Sales volumes are anticipated to be flat to down slightly for the year and product mix should be flat to up modestly.  Based on performance to date and plans for the fourth quarter, the full-year benefit from higher net selling prices is expected to be at least 3 percent.

•
Deflation in key cost inputs is expected to be within the company’s previous expectation of $600 to $700 million.  This reflects estimated average market pricing for benchmark northern softwood pulp of approximately $800 to $825 per metric ton for the fourth quarter and oil prices averaging $70 to $75 per barrel for the balance of the year.  Pulp prices have moved higher than previously estimated.  On the other hand, the continued strengthening in foreign currency rates is providing greater than anticipated benefits for operations outside the U.S. that purchase dollar-based raw materials.

•
Cost savings from the company’s FORCE program and strategic cost reduction plan of approximately $250 million, compared to prior guidance for savings of at least $200 million.  The increased savings expectations are primarily due to the company’s continued efforts to identify and implement incremental savings opportunities in sourcing and supply chain activities.

•	Negative year-over-year currency effects for consolidated operations now expected to be $325 to $375 million versus the previously assumed range of $400 to $450 million.
     Commenting on the outlook, Falk said, “We are assuming the economic environment will remain relatively stable for the balance of 2009.  We will continue to pursue our targeted growth initiatives and invest in our brands.  At the same time, we remain focused on reducing costs, improving margins and maximizing cash flow.  We expect a strong finish to the year, even though pulp and polymer costs are expected to increase sequentially from third quarter levels and competitive promotional activity is anticipated to rise modestly.

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     “All-in-all, we are well ahead of our plan for the year and are raising our earnings guidance for the second consecutive quarter.  We now expect earnings per share in 2009 will be in a range of $4.50 to $4.60 per share, up significantly from our previous estimate of $4.10 to $4.25.  The improvement is being driven primarily by a combination of increased cost savings, better organic sales growth and a further recovery in currency exchange rates.  We are making excellent progress managing the factors we control and executing well in a difficult environment.  Based on our new outlook, we now expect full-year earnings per share to grow 9 to 11 percent compared to adjusted earnings per share in 2008.  That’s at the high end of, or slightly above, our long-range Global Business Plan target and is a credit to the hard work of our worldwide team.”
Non-GAAP financial measures
This press release and the accompanying tables include the following financial measures in 2008 that have not been calculated in accordance with accounting principles generally accepted in the U.S., or
GAAP, and are therefore referred to as non-GAAP financial measures.
•  adjusted earnings and earnings per share
•  adjusted operating profit
These non-GAAP financial measures exclude certain items that are included in the company’s earnings, earnings per share and operating profit calculated in accordance with GAAP.  A detailed explanation of each of the adjustments to the comparable GAAP financial measures is given below.  In accordance with the requirements of SEC Regulation G, reconciliations of the non-GAAP financial measures to the comparable GAAP financial measures are attached.
The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures.  Management and the company’s Board of Directors use adjusted earnings, adjusted earnings per share and adjusted operating profit to (a) evaluate the company’s historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company’s business units and their managers.  Additionally, the Management Development and Compensation Committee of the company’s Board of Directors uses these non-GAAP financial measures when setting and assessing achievement of incentive compensation goals.  These goals are based, in part, on the company’s adjusted earnings per share and improvement in the company’s adjusted return on invested capital determined by excluding the charges that are used in calculating these non-GAAP financial measures.
In addition, Kimberly-Clark management believes that investors’ understanding of the company’s performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing the company’s ongoing results of operations.  Many investors are interested in understanding the performance of our businesses by comparing our results from ongoing operations from one period to the next.  By providing these non-GAAP financial measures, together with reconciliations, we believe we

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are enhancing investors’ understanding of our businesses and our results of operations, as well as assisting investors in evaluating how well the company is executing the material changes to our enterprise contemplated by the strategic cost reduction plan.  Also, many financial analysts who follow our company focus on and publish both historical results and future projections based on non-GAAP financial measures.  We believe that it is in the best interests of our investors for us to provide this information to analysts so that those analysts accurately report the non-GAAP financial information.
We calculated adjusted earnings, adjusted earnings per share and adjusted operating profit by excluding from the comparable GAAP measure charges related to our strategic cost reduction plan for streamlining the company’s operations and an after-tax extraordinary loss related to the restructuring of certain contractual arrangements in the second quarter of 2008.  The nature of and basis for the adjustments are described below:
•
Strategic cost reduction plan. In July 2005, the company authorized a strategic cost reduction plan aimed at streamlining manufacturing and administrative operations, primarily in North America and Europe.  The strategic cost reduction plan commenced in the third quarter of 2005 and was completed as of December 31, 2008.  At the time we announced the plan, we advised investors that we would report our earnings, earnings per share and operating profit excluding the strategic cost reduction plan charges so that investors could compare our operating results without the plan charges from period to period and could assess our progress in implementing the plan.  Management does not consider these charges to be part of our earnings from ongoing operations for purposes of evaluating the performance of its business units and their managers and excludes these charges when making decisions to allocate resources among its business units.

•
Extraordinary loss.  In June 2008, the company restructured contractual arrangements of two financing entities, which resulted in the consolidation of these two entities.  As a result of the consolidation, notes receivable and loan obligations held by these entities have been included in long-term notes receivable and long-term debt on the company’s consolidated balance sheet.  Because the fair value of the loans exceeded the fair value of the notes receivable, the company recorded an after-tax extraordinary loss on its income statement for the period ended June 30, 2008.  Management does not consider this loss to be part of our earnings from ongoing operations for purposes of evaluating the performance of its business units and their managers and excludes this loss when making decisions to allocate resources among its business units.

These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measure.  There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded.  The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP

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financial measures.  The non-GAAP financial measures should be read only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.
Conference call
A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m. (CDT) today.  The conference call will be simultaneously broadcast over the World Wide Web.  Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company’s Web site (www.kimberly-clark.com).
About Kimberly-Clark
Kimberly-Clark and its well-known global brands are an indispensable part of life for people in more than 150 countries.  Every day, 1.3 billion people – nearly a quarter of the world’s population – trust K-C brands and the solutions they provide to enhance their health, hygiene and well-being.  With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds No. 1 or No. 2 share positions in more than 80 countries.  To keep up with the latest K-C news and to learn more about the company’s 137-year history of innovation, visit www.kimberly-clark.com.
Copies of Kimberly-Clark’s Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company’s Web site on the same day they are filed with the SEC.  To view these filings, visit the Investors section of the company’s Web site.
      Certain matters contained in this news release concerning the business outlook, including economic conditions, anticipated currency rates and exchange risk, cost savings, changes in finished product selling prices, anticipated raw material and energy costs, anticipated benefits related to the strategic cost reduction plan and organization optimization initiatives, anticipated financial and operating results, revenue realization strategies, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management’s expectations and beliefs concerning future events impacting the company.  There can be no assurance that these future events will occur as anticipated or that the company’s results will be as estimated.  For a description of certain factors that could cause the company’s future results to differ materially from those expressed in any such forward-looking statements, see Item 1A of the company’s Annual Report on Form 10-K for the year ended December 31, 2008 entitled “Risk Factors".

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KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
PERIODS ENDED SEPTEMBER 30
(Millions of dollars, except per share amounts)

	Three Months
	Ended September 30
	2009	2008	Change

Net Sales	$4,913	$4,998	- 1.7%
Cost of products sold	3,186	3,535	- 9.9%

Gross Profit	1,727	1,463	+ 18.0%
Marketing, research and general expenses	852	848	+ .5%
Other (income) and expense, net	4	5	N.M.

Operating Profit	871	610	+ 42.8%
Interest income	7	15	- 53.3%
Interest expense	(67)	(76)	- 11.8%

Income Before Income Taxes and Equity Interests	811	549	+ 47.7%
Provision for income taxes	(240)	(154)	+ 55.8%
Income Before Equity Interests	571	395	+ 44.6%
Share of net income of equity companies	40	53	- 24.5%

Net Income	611	448	+ 36.4%
Net income attributable to noncontrolling interests(a)	(29)	(35)	- 17.1%

Net Income Attributable to Kimberly-Clark Corporation(a)	$582	$413	+ 40.9%

Per Share Basis – Diluted

Net Income Attributable to Kimberly-Clark Corporation(a)	$1.40	$.99	+ 41.4%

(a)    Effective January 1, 2009, the Corporation adopted new accounting requirements related to the presentation of  noncontrolling interests in consolidated financial statements.  Prior year amounts have been recast to conform to those requirements.

N.M. – Not meaningful
Unaudited

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED SEPTEMBER 30
(Millions of dollars)

Notes:

1. Charges for the Strategic Cost Reductions are included in the Consolidated Income Statement as follows:

Three Months
Ended September 30
2008
Cost of products sold	$10

Marketing, research and general expenses	5

Provision for income taxes	(4)

Net Charges	$11

2.	Organization optimization charges are included in the Consolidated Income Statement as follows:

Three Months
Ended September 30
2009
Cost of products sold	$14

Marketing, research and general expenses	(2)

Provision for income taxes	(3)

Net Charges	$9

Unaudited

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KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
PERIODS ENDED SEPTEMBER 30
(Millions of dollars, except per share amounts)

	Nine Months
	Ended September 30
	2009	2008	Change

Net Sales	$14,133	$14,817	- 4.6%
Cost of products sold	9,379	10,414	- 9.9%

Gross Profit	4,754	4,403	+ 8.0%
Marketing, research and general expenses	2,524	2,474	+ 2.0%
Other (income) and expense, net	122	5	N.M.

Operating Profit	2,108	1,924	+ 9.6%
Interest income	21	31	- 32.3%
Interest expense	(211)	(224)	- 5.8%

Income Before Income Taxes, Equity Interests and Extraordinary Loss	1,918	1,731	+ 10.8%
Provision for income taxes	(562)	(493)	+ 14.0%
Income Before Equity Interests and Extraordinary Loss	1,356	1,238	+ 9.5%
Share of net income of equity companies	116	145	- 20.0%
Extraordinary loss, net of income taxes	-	(8)	N.M.

Net Income	1,472	1,375	+ 7.1%
Net income attributable to noncontrolling interests(a)	(80)	(104)	- 23.1%

Net Income Attributable to Kimberly-Clark Corporation(a)	$1,392	$1,271	+ 9.5%

Per Share Basis – Diluted

Before extraordinary loss	$3.35	$3.04	+ 10.2%

Net Income Attributable to Kimberly-Clark Corporation(a)	$3.35	$3.02	+ 10.9%

(a)
  Effective January 1, 2009, the Corporation adopted new accounting requirements related to the presentation of noncontrolling interests in consolidated financial statements.  Prior year amounts have been recast to conform to those requirements.

N.M. – Not meaningful
Unaudited

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED SEPTEMBER 30
(Millions of dollars, except per share amounts)

Notes:

1. Charges for the Strategic Cost Reductions are included in the Consolidated Income Statement as follows:

Nine Months
Ended September 30
2008
Cost of products sold	$31

Marketing, research and general expenses	21

Other (income) and expense, net	2

Provision for income taxes	(18)

Net Charges	$36

2. Organization optimization charges are included in the Consolidated Income Statement as follows:

Nine Months
Ended September 30
2009
Cost of products sold	$41

Marketing, research and general expenses	81

Provision for income taxes	(35)

Net Charges	$87

3. Other information:

	Nine Months
	Ended September 30
	2009	2008
Cash Dividends Declared Per Share	$1.80	$1.74

	September 30
Common Shares (Millions)	2009	2008

Outstanding, as of	414.7	414.7

Average Diluted for:
Three Months Ended	416.8	418.1
Nine Months Ended	416.1	420.9

Unaudited

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED SEPTEMBER 30
 (Millions of dollars)
Supplemental Financial Information:

Preliminary Balance Sheet Data:
	September 30	December 31
	2009	2008

Cash and cash equivalents	$750	$364

Accounts receivable, net	2,449	2,492

Inventories	2,014	2,493

Total current assets	5,784	5,813

Total assets	18,588	18,089

Accounts payable	1,668	1,603

Debt payable within one year	1,210	1,083

Total current liabilities	5,312	4,752

Long-term debt	4,442	4,882

Redeemable preferred and common securities of subsidiaries	1,046	1,032

Stockholders’ equity	5,499	4,261

	Nine Months
	Ended September 30
Preliminary Cash Flow Data:	2009	2008

Cash provided by operations	$2,480	$1,838

Cash used for investing	$(748)	$(636)

Cash used for financing	$(1,369)	$(1,122)

Depreciation and amortization	$563	$596

Capital spending	$563	$653

Cash dividends paid	$737	$709

Unaudited

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED SEPTEMBER 30

Description of Business Segments

The Corporation is organized into operating segments based on product groupings. These operating segments have been aggregated into four reportable global business segments:  Personal Care; Consumer Tissue; K-C Professional & Other; and Health Care. The reportable segments were determined in accordance with how the Corporation’s executive managers develop and execute the Corporation’s global strategies to drive growth and profitability of the Corporation’s worldwide Personal Care, Consumer Tissue, K-C Professional & Other, and Health Care operations. These strategies include global plans for branding and product positioning, technology, research and development programs, cost reductions including supply chain management, and capacity and capital investments for each of these businesses. Segment management is evaluated on several factors, including operating profit. Segment operating profit excludes other income and (expense), net; income and expense not associated with the business segments; and the costs of corporate decisions related to the Strategic Cost Reductions.  Corporate & Other includes the costs related to the Strategic Cost Reductions.

The principal sources of revenue in each of our global business segments are described below.

The Personal Care segment manufactures and markets disposable diapers, training and youth pants and swimpants; baby wipes; feminine and incontinence care products; and related products. Products in this segment are primarily for household use and are sold under a variety of brand names, including Huggies, Pull-Ups, Little Swimmers, GoodNites, Kotex, Lightdays, Depend, Poise and other brand names.

The Consumer Tissue segment manufactures and markets facial and bathroom tissue, paper towels, napkins and related products for household use. Products in this segment are sold under the Kleenex, Scott, Cottonelle, Viva, Andrex, Scottex, Hakle, Page and other brand names.

The K-C Professional & Other segment manufactures and markets facial and bathroom tissue, paper towels, napkins, wipers and a range of safety products for the away-from-home marketplace. Products in this segment are sold under the Kimberly-Clark, Kleenex, Scott, WypAll, Kimtech, KleenGuard, Kimcare and Jackson brand names.

The Health Care segment manufactures and markets disposable health care products such as surgical gowns, drapes, infection control products, sterilization wrap, face masks, exam gloves, respiratory products and other disposable medical products.  Products in this segment are sold under the Kimberly-Clark, Ballard and other brand names.

Unaudited

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KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
PERIODS ENDED SEPTEMBER 30
(Millions of dollars)

	Three Months			Nine Months
	Ended September 30			Ended September 30
	2009	2008	Change	2009	2008	Change
NET SALES:

Personal Care	$2,132	$2,147	- 0.7%	$6,231	$6,358	- 2.0%
Consumer Tissue	1,625	1,711	- 5.0%	4,754	5,108	- 6.9%
K-C Professional & Other	805	843	- 4.5%	2,192	2,444	- 10.3%
Health Care	351	303	+ 15.8%	984	907	+ 8.5%

Corporate & Other	11	17	N.M.	38	62	N.M.

Intersegment Sales	(11)	(23)	N.M.	(66)	(62)	N.M.

Consolidated	$4,913	$4,998	- 1.7%	$14,133	$14,817	- 4.6%

OPERATING PROFIT(a):

Personal Care	$467	$404	+ 15.6%	$1,303	$1,269	+ 2.7%
Consumer Tissue	232	133	+ 74.4%	587	419	+ 40.1%
K-C Professional & Other	163	119	+ 37.0%	345	327	+ 5.5%
Health Care	78	22	+ 254.5%	188	98	+ 91.8%

Corporate & Other(b)	(65)	(63)	+ 3.2%	(193)	(184)	+ 4.9%

Other income and (expense), net(b)(c)	(4)	(5)	N.M.	(122)	(5)	N.M.

Consolidated	$871	$610	+ 42.8%	$2,108	$1,924	+ 9.6%

 (a)  Organization optimization charges in 2009 are included by business segment as follows:

	Three Months	Nine Months
	Ended September 30	Ended September 30
	2009	2009

Personal Care	$3	$44
Consumer Tissue	5	47
K-C Professional & Other	2	16
Health Care	-	6
Corporate & Other	2	9
Total	$12	$122

N.M. – Not meaningful
Unaudited

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KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
PERIODS ENDED SEPTEMBER 30

 (b)  Corporate & Other and Other income and (expense), net, include the following amounts of pre-tax charges for the strategic cost reductions.

	Three Months	Nine Months
	Ended September 30	Ended September 30
	2008	2008
Corporate & Other	$(15)	$(52)

Other income and (expense), net	-	(2)

 (c)  Other income and (expense), net, includes the following amounts of currency transaction gains (losses).

	Three Months		Nine Months
	Ended September 30		Ended September 30
	2009	2008	2009	2008

Other income and (expense), net	$(13)	$(4)	$(109)	$2

PERCENTAGE CHANGE IN NET SALES VERSUS PRIOR YEAR

	Three Months Ended September 30, 2009
			Net	Mix/
	Total	Volume	Price	Other(1)	Currency

Consolidated	(1.7)	-	3	-	(5)

Personal Care	(0.7)	1	5	(1)	(6)

Consumer Tissue	(5.0)	(2)	1	1	(5)

K-C Professional & Other	(4.5)	(4)	4	(1)	(4)

Health Care	15.8	18	(1)	1	(2)

	Nine Months Ended September 30, 2009
			Net	Mix/
	Total	Volume	Price	Other(1)	Currency

Consolidated	(4.6)	(2)	4	1	(8)

Personal Care	(2.0)	1	6	-	(9)

Consumer Tissue	(6.9)	(4)	4	1	(8)

K-C Professional & Other	(10.3)	(8)	4	1	(7)

Health Care	8.5	12	-	(1)	(3)

(1) Mix/Other includes rounding.

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED SEPTEMBER 30
(Millions of dollars, except per share amounts)

NON-GAAP RECONCILIATION SCHEDULES

The tables on the following pages present the reconciliation of non-GAAP financial measures to GAAP financial measures.

EARNINGS SUMMARY:

	Three Months Ended
	September 30, 2008
		Diluted
	Income	Earnings
	(Expense)	Per Share

Adjusted Earnings	$424	$1.02

Adjustments for:

Strategic Cost Reduction charges	(11)	(.03)

Net Income Attributable to Kimberly-Clark Corporation	$413	$.99

	Nine Months Ended
	September 30, 2008
		Diluted
	Income	Earnings
	(Expense)	Per Share

Adjusted Earnings	$1,315	$3.13

Adjustments for:

Strategic Cost Reduction charges	(36)	(.09)

Extraordinary Loss	(8)	(.02)

Net Income Attributable to Kimberly-Clark Corporation	$1,271	$3.02

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED SEPTEMBER 30
(Millions of dollars)

OPERATING PROFIT SUMMARY:

Three Months Ended September 30, 2008

Adjusted Operating Profit	$625

Adjustments for:

Strategic Cost Reduction charges	(15)

Operating Profit	$610

Nine Months Ended September 30, 2008

Adjusted Operating Profit	$1,978

Adjustments for:

Strategic Cost Reduction charges	(54)

Operating Profit	$1,924

Investor Relations contact:	Paul Alexander, 972-281-1440, palexand@kcc.com

Media Relations contact:	Kay Jackson, 972-281-1486, kay.jackson@kcc.com

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